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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:          December 31, 2001
                                             Estimated average burden
                                             hours per response .............0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Response)
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 1. Name and Address of Reporting Person

     Wilmington Trust Company, as Voting Trustee U/A Itd. 11/30/00
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     (Last)                          (First)                     (Middle)

     1100 North Market Street
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                                    (Street)

     Wilmington                       DE                         19890
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                        11/30/00
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol

    RightCHOICE Managed Care Inc. (RIT)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer--(give title below)    [   ]  Other--(specify below)
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
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        Form filed by More than Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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No securities owned              |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).
                                                                          (Over)
                                                                 SEC 1473 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |  Number of   |                           |                                   |
          Title           |  Shares      |                           |                                   |
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


Wilmington Trust Company,
as Voting Trustee U/A Itd. 11/30/00

By:  /s/ Cynthia L. Corliss,                                   12/11/00
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     **Signature of Reporting Person                             Date
       Vice President



                                                                         PAGE: 2
                                                                 SEC 1473 (7-97)